                               TIME BROKERAGE AGREEMENT

       This Time Brokerage Agreement (this "Agreement") is entered into by and between SBT COMMUNICATIONS STATUTORY TRUST, a Connecticut statutory trust ("Licensee") and SUNBURST DALLAS, LP, a Delaware limited partnership ("Broker") as of the 22nd day of September, 1999.

                                W I T N E S S E T H:

       WHEREAS, Licensee has available broadcasting time and is engaged in the business of radio broadcasting on radio station KLTY(FM), operating on
94.1 MHZ, licensed to Fort Worth, Texas (the "Station"); and

       WHEREAS, Broker desires to avail itself of Station's broadcast time for the presentation of programming service, including the sale of advertising time; and

       WHEREAS, Licensee is the holder of all licenses issued by the Federal Communications Commission (the "Commission") used in the operation of the Station;

       NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

       1. FACILITIES. Licensee agrees to make broadcasting transmission facilities available to Broker and to broadcast on the Station, or cause to be broadcast, Broker's programs.

       2. TERM OF AGREEMENT. This Agreement shall commence at 12:01 a.m., Dallas, Texas time, on the date hereof (the "Effective Date"), and, subject to the terms and conditions of this Agreement, shall continue until the earlier of (i) December 31, 1999 and (ii) the seventh day after Broker advises Licensee in writing that it elects to terminate this Agreement.

       3.     PAYMENTS.

              3.1 AMOUNT OF PAYMENTS. Broker hereby agrees to pay Licensee for the broadcast of the programs hereunder the "Monthly Sum," which shall mean that amount determined for the month in question that is the product of multiplying (a) the actual number of days in that month that fall during the term of this Agreement (as provided in Section 2 hereof) times (b) the Applicable Daily Rate (herein so called) for the particular month in question, as follows:


       APPLICABLE PERIOD                                APPLICABLE DAILY RATE
       ----------------------------------------------------------------------
       September 22, 1999                                      $  0.00
       From September 23, through September 30, 1999           $12,947
       October 1, 1999 through October 31, 1999                $13,837
       November 1, 1999 through November 30, 1999              $14,728
       December 1, 1999 through December 31, 1999              $15,618

              3.2 MANNER OF PAYMENTS. Monthly payments shall be due and payable in full in advance on the first business day of each month during the term hereof with the first payment hereunder paid upon the execution of this Agreement and shall be prorated for partial months. The failure of Licensee to demand or insist upon prompt payment in accordance herewith shall not constitute a waiver of its right to do so. If Broker shall have produced and made available programming to air on the Station as provided herein and such programming does not air due to Licensee preempting such programming other in accordance with Section 10 or 11 below, or if for any reason Licensee is unable to broadcast such programming through no fault of Broker, or if this Agreement is terminated for any reason (other than a breach of this Agreement by Broker) prior to the end of a month, then Broker shall receive a payment credit to be determined by multiplying (i) the Monthly Sum by (ii) the ratio of the amount of time not aired to the total number of broadcast hours allotted to Broker each month pursuant to Section 5.1 below. To the extent the payment credit is not used by the end of the term as described in Section 2, Licensee shall pay the amount thereof to Broker within ten (10) days following the end of the term.

       4. PROGRAMS. Broker shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this

Agreement, and all programs shall be in accordance with the requirements and regulations of the Commission. All programs shall be prepared and presented in conformity with the regulations of the Commission. All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Licensee.

       5.     STATION FACILITIES.

              5.1 OPERATION OF STATION. Throughout the term of this Agreement, Licensee shall make the Station available to the Broker for operation with the authorized facilities 24 hours a day, seven days a week, except for (i) at least one hour each week on Sunday morning between the hours of 7:00 a.m. and 11:00 a.m. during which Licensee will be responsible for public affairs programming dealing with issues affecting the Station's service area or at such other time as requested by Broker and agreeable to Licensee and (ii) downtime occasioned by routine maintenance not to exceed two hours each Sunday morning between the hours of 1:00 a.m. and 5:00 a.m. Any maintenance work affecting the operation of the Station at full power shall be scheduled upon at least 48 hours' prior notice with the agreement of the Broker, such agreement not to be unreasonably withheld. It is further understood and agreed that Licensee shall continue to retain full authority and control over operation of the Station during the course of this Agreement; to be responsible for assessment of the needs and interests of the community; and to determine that the programs presented are responsive to such needs and interests, and that all programming continues to meet all federal, state and local laws, including those that govern political broadcast time, presentation of lottery material, proper sponsor identification, and other programming in the public interest. Broker also agrees that all such programming as presented by Broker will be in full compliance with all such applicable rules and regulations. Licensee shall also continue to be responsible for maintenance of the Station's public file in good order as required by the Commission, including timely placement of a copy of this Agreement in that file; to prepare and timely file in such file the quarterly issues/programs list as required by the Commission's rules; to timely file with the Commission all required reports or other records as required by the Commission; and to otherwise comply in all respects with the Commission rules and regulations, including those rules and regulations regarding requests for political advertising. Broker agrees to cooperate fully in the gathering, compilation and completion of all such reports as may be required by Licensee.

              5.2 INTERRUPTION OF NORMAL OPERATIONS. If the Station suffers loss or damage of any nature to its transmission facilities which results in the interruption of service or the inability of the Station to operate with its authorized facilities, Licensee shall immediately notify Broker, and shall undertake (or authorize Broker to undertake on Licensee behalf and at Licensee's expense) such repairs as necessary to restore the full-time operation of the Station with its authorized facilities as soon as practicable.

              5.3 STUDIO LOCATION. Licensee shall maintain a main studio capable of providing a broadcast quality signal to the Station's transmission facility, such main studio to be located in compliance with applicable Commission regulations.

              5.4 TRANSMISSION FACILITY. Licensee shall operate the Station's transmission facility in accordance with the authorizations issued to Licensee by the Commission.

       6. HANDLING OF MAIL. Except as required to comply with Commission rules and policies, including those regarding the maintenance of the public inspection file (which shall at all times remain the responsibility of Licensee), Licensee shall not be required to receive or handle mail, cables, telegraph or telephone calls in connection with programs broadcast hereunder unless Licensee at the request of Broker has agreed in writing to do so.

       7. PROGRAMMING AND OPERATIONS STANDARDS. Broker understands that broadcast program content must comply with certain proscriptions including but not limited to those governing the broadcast of obscenity and indecency; presentation of contests; lottery information; credit terms; broadcast of telephone conversations; and political equal access and covenants that any such programming supplied by Broker will be in full compliance with such restrictions. In addition, Broker will immediately notify Licensee of any violation of any such restriction that takes place and agrees to hold Licensee harmless for any damages, fines or other liability or loss that might result from any such broadcast program. Broker further agrees to cooperate fully with Licensee in the compliance with the Commission's applicable rules and regulations that govern sale and placement of political advertising.

       8.     RESPONSIBILITY FOR EMPLOYEES AND EXPENSES.

              8.1 EMPLOYEES. Broker shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production and transmission of its programming (including without limitation salespeople, traffic personnel, board operators and programming staff). Broker agrees to abide by any and all legal provisions relating to its own employees, including any equal employment policies contained in Title VII of the CIVIL RIGHTS ACT OF 1964 or in any other applicable federal, state or local statute or regulation and any rule or policy applied or enforced by the Equal Employment Opportunity Commission or by the Commission, as applicable. Licensee will provide and be responsible for the Station personnel specified in Section 10 hereof. All personnel shall be subject to the overall supervision of Licensee consistent with the Broker's right to the use of the Station's facilities as provided hereunder.

              8.2 OPERATING EXPENSES. Broker shall be responsible for all costs associated with the production and delivery to the Station's transmitter site of Broker's programming and shall also pay for all telephone calls associated with production and listener responses, for all fees to ASCAP, BMI and SESAC, license fees and for any other copyright fees attributable to its programming broadcast or revenues generated on the Station.

              8.3 TRANSMITTER SITE EXPENSES. Licensee shall remain responsible for the costs associated with the transmission of all programming at the Station's transmitter site (including but not limited to rent, utilities, taxes and insurance).

       9. ADVERTISING AND PROGRAM REVENUES. Broker shall retain all revenues for the sale of advertising time on the programs it delivers to the Station and may sell such advertising in combination with the sale of advertising on any other broadcast stations of its choosing. Licensee shall retain the revenue from the sale of any advertising on the Station on programs not produced or delivered to it by Broker. Notwithstanding any other provision of this Agreement to the contrary (including the provisions of Section 3.2 hereof), if Licensee shall preempt Broker's programming with Licensee's programming for any reason other than Broker's programming being in violation of Commission rules and policies, then Broker shall receive a payment credit equal to twice the payment credit computed in the manner provided in Section 3.2.

       10. CONTROL OF STATION. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority and power over the operation of the Station during the period of this Agreement. Licensee shall provide and pay for a management level employee and another employee who shall report solely to and be accountable solely to Licensee and who shall direct the day-to-day operation of the Station. Licensee shall retain control over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, the right to preempt any programs in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest, and the right to take any other actions necessary for compliance with the laws of the United States; the State of Texas; the rules, regulations, and policies of the Commission (including the prohibition on unauthorized transfers of control); and the rules, regulations and policies of other federal governmental authorities. From time to time as requested by Licensee, Broker shall provide Licensee with information to enable Licensee to prepare records, reports and logs required by the Commission or other local, state or federal governmental agencies.

       11. SPECIAL EVENTS. Licensee reserves the right, in its discretion, to preempt any of the broadcasts of the programs referred to herein, and to use part or all of the time contracted for herein by Broker for the broadcast of events of special importance. In all such cases, Licensee will use its best efforts to give Broker reasonable notice of its intention to preempt such broadcast or broadcasts.

       12. FORCE MAJEURE. Any failure or impairment of the Station facilities or any delay or interruption in broadcasting programs, or the failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, FORCE MAJEURE, or to causes beyond the control of Licensee, shall not constitute a breach of this Agreement, and Licensee will not be liable to Broker, except to the extent allowing in each such case an appropriate payment credit for time not provided or broadcasts not carried based upon a PRO RATA adjustment to amounts due as specified in Section 3 calculated upon the length of time during which the failure or impairment exists or continues.

       13. RIGHT TO USE THE PROGRAMS AND CALL LETTERS. The right to use the programs produced by Broker and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested solely in Broker.
Broker shall retain all copyrights to programs, slogans, trade names, logos and all other rights associated with the programs produced by Broker. Licensee hereby grants to Broker an irrevocable license for the term of this Agreement to use the call letters "KLTY-FM" or "KLTY" in conjunction with the programming aired on the Station. Licensee further agrees that during the term of this Agreement, it will not, without the consent of Broker, (1) apply to the Commission to change the Station's call letters from KLTY, or (2) consent to the use of the call sign KLTY by any other entity. Licensee acknowledges that at the end of the term hereof, Broker intends to move its programming (broadcast on the Station during the term hereof) to radio station KRJT-FM, operating on 100.7 MHZ, presently licensed to Bowie, Texas ("100.7"). Accordingly, it is the agreement of Licensee and Broker that effective as of the end of the term of this Agreement, Licensee shall have made available the "KLTY" call letters for Broker by timely filing and diligently prosecuting an application to change the "KLTY" call letters for the Station to another selected by Licensee so that Broker can at that same time apply to the Commission for a change of the call letters for 100.7 from "KRJT-FM" to "KLTY." Licensee agrees to coordinate with Broker in the filing and prosecution of all applications necessary to effect the call letter "transfer" described above as close to the end of the term hereof as is reasonably possible.

       14. PAYOLA. Broker agrees that it will not accept any compensation or any kind of gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration in accordance with the Commission's requirements.

       15. COMPLIANCE WITH LAW. Broker agrees that, throughout the term of this Agreement, Broker will comply with all laws and regulations applicable in the conduct of Licensee's business and Broker acknowledges that Licensee has not urged, counseled or advised the use of any unfair business practice. In the event that any new law or regulation is adopted which results in a material change in the terms of this arrangement (for example, but not limited to, a restriction on the number of hours which may be brokered), the parties agree to negotiate in good faith to modify this Agreement to conform as closely as possible to the interests of both Broker and Licensee and, in the event of their inability to so modify the Agreement, Broker or Licensee may without penalty terminate the Agreement on 60 days' notice to the other or such earlier time as the Commission may require.

       16.    INDEMNIFICATION; WARRANTY.

              16.1 BY BROKER. Broker will indemnify and hold Licensee and its officers, directors, agents, stockholders, employees, and subsidiaries harmless against all liability for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the broadcast or programming furnished by Broker. Further, Broker warrants that the broadcasting of its programs will not knowingly violate any rights of others and Broker agrees to indemnify and hold the Station, Licensee, and Licensee's officers, directors, agents, stockholders, employees, and subsidiaries, harmless from any and all claims, damages, liability, costs and expenses, including reasonable attorneys' fees, arising from the broadcasting of such programs. Licensee reserves the right to refuse to broadcast any and all programs containing matter which is, or in the reasonable opinion of Licensee may be, or which a third-party claims to be, violative of any right of theirs or which may constitute a personal attack as the term is and has been defined by the Commission.

              16.2 BY LICENSEE. Licensee will indemnify and hold Broker harmless against any and all liability for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights arising from Licensee's preemption and broadcast of Licensee's own programs. Without in any way limiting the rights or remedies available to Broker for a breach of this Agreement by Licensee, Licensee hereby agrees to indemnify and hold Broker free and harmless from and against any and all loss, liability, damage or expense (including reasonable attorneys' fees) arising from the breach of any of Licensee's representations, warranties, agreements and covenants made in this Agreement.

              16.3 GENERAL PROVISIONS. Broker's and Licensee's obligation to hold each other harmless against the liabilities specified in this Section 16 shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation. Unless an indemnifying party assumes the defense of a claim for which indemnity is sought hereunder on behalf of the indemnified party, the indemnified party shall have the right to employ its own counsel to conduct such defense (which shall be at the expense of the indemnifying party). The indemnified party shall render to the indemnifying party and its counsel such assistance as they may reasonably require in order to ensure the proper and adequate defense of any claim for which indemnity is sought hereunder. Neither party will settle any claim for which indemnity is sought or owed under this Section 16 in a manner which imposes any cost or penalty on the other party without the other party's prior written consent.

       17.    EVENTS OF DEFAULT; CURE PERIODS AND REMEDIES.

              17.1 EVENTS OF DEFAULT. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

                     17.1.1 NON-PAYMENT. Broker's failure to timely pay the consideration provided for in Section 3 hereof ("Payment Default").

                     17.1.2 DEFAULT IN COVENANTS. The default by either party hereto in the observance or performance of any material covenant, condition or agreement contained herein.

              17.2 CURE PERIODS. An Event of Default shall not be deemed to have occurred until 20 business days (five business days for Payment Defaults) after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such period, except for such Events of Default which threaten to affect the validity of the Station's licenses which must be cured immediately. Except in the event of a Payment Default or a default by Licensee which results in Licensee's inability or unwillingness to make available to Broker the Station's facilities as provided herein, this period shall be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the other party, except for such Events of Default which threaten to affect the validity of the Station's licenses which must be cured immediately. The defaulting party shall use its best efforts to cure any event which might constitute an Event of Default.

              17.3 TERMINATION UPON DEFAULT. If an Event of Default occurs, the non-defaulting party may terminate this Agreement and receive from the defaulting party such damages or other remedies as are available at law or at equity.

              17.4 LIABILITIES UPON TERMINATION. Broker shall be responsible for all liabilities, debts and obligations of Broker accrued from the purchase of air time and transmission facilities including, without limitation, accounts payable, barter agreements and unaired advertisements. Upon termination, Broker shall return to Licensee any equipment or property of the Station used by Broker, its employees or agents, in substantially the same condition as such equipment existed on the Effective Date, ordinary wear and tear excepted.

       18. TIME BROKERAGE CHALLENGE. If this Agreement is challenged at the Commission, Licensee and Broker will jointly defend this Agreement. If portions of this Agreement do not thereafter receive the approval of the Commission staff, the parties shall reform this Agreement, or at Broker's option and expense, seek reversal of the staff decision and approval from the full Commission on appeal.

       19. MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement shall in any event be effected unless the same shall be in writing and signed by the party adversely affected by the waiver or modification, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

       20. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Licensee or Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Broker herein provided are cumulative and are not exclusive of any right or remedies which it may otherwise have.

       21. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Texas, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the Commission and all other governmental bodies or authorities presently or hereafter to be constituted.

       22. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

       23. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including, without limitation, any assignee of the Commission license for the Station. Licensee and Broker agree that in the event of an assignment of the licenses of the Station to HBC License Corporation or any other affiliate of Hispanic Broadcasting Corporation ("HBC"), Licensee will assign and delegate to HBC, and HBC will accept and assume, all of the Licensee's rights and obligations under this Agreement in respect of periods on and after the date of such assignment, and HBC will thereby become the Licensee hereunder.

       24. COUNTERPART SIGNATURES. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart.

       25. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed by certified mail, return receipt requested, or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to Licensee prior to assignment to HBC:

       SBT Communications Statutory Trust
       c/o Drumcree Capital, Inc., Trustee
       5074 Dorsey Hall Drive, Suite 205
       Ellicott City, MD 21042
       Attn: W.  Lawrence Patrick
       Fax: 410-740-7222

If to Licensee after assignment to HBC:

       HBC License Corporation
       3102 Oak Lawn Avenue, Suite 215
       Dallas, Texas 75201
       Attn: McHenry T. Tichenor, Jr., President & CEO
       Fax: (214)  525-7750

If to Broker:

       Sunburst Dallas, L.P.
       1350 One Galleria Tower
       13355 Noel Road
       Dallas, Texas  75240
       Attn: John Borders, President
       Fax:  (972) 503-2183

       26. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alterations, modification or change of this Agreement shall be valid unless by like written instrument.

       27. SEVERABILITY. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

       28. INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

       29. MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

       30. FCC CERTIFICATION. Licensee hereby certifies that it will maintain ultimate control over the Station's facilities, including specifically control over station finances, personnel and programming. Notwithstanding the foregoing, Licensee shall have no power to set the terms and conditions of employment for on-air personnel utilized for or in connection with programming broadcast on the Station originated by or in conjunction with Broker. Broker hereby certifies that this Agreement complies with Section 73.3555(a)(1) of the Commission's rules, 47 C.F.R. 73.3555(a)(1). In addition, neither Broker nor any person or entity associated with Broker shall have the ability to set the terms and conditions for on-air personnel utilized for programming originated by Licensee and broadcast on the Station during the term of this Agreement.




                        [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   Licensee:

                                   SBT COMMUNICATIONS STATUTORY TRUST
                                   By: Drumcree Capital, Inc., not in its
                                   individual capacity, but solely as Trustee



                                   By:    /s/  W. Lawrence Patrick
                                          ------------------------------------
                                          W. Lawrence Patrick
                                   Its:   President


                                   SUNBURST DALLAS, LP
                                   By Sunburst Dallas, Inc. (general partner)


                                   By:   /s/  John M. Borders
                                         -------------------------------------
                                         John M.  Borders
                                   Its:  President













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